Exhibit 99.1

Kevin Mooney Appointed Chief Financial Officer for Worldspan

ATLANTA, March 17, 2005—Worldspan, L.P. announced the appointment of Kevin W. Mooney to the position of chief financial officer, responsible for the company’s worldwide financial operations, including accounting and financial reporting, investor relations, financial analysis, budgeting, taxes, treasury, purchasing and all Worldspan facilities. Mooney will join the company March 21, 2005.

“Kevin brings exceptional knowledge and expertise to Worldspan from his vast experience in business, finance and administration,” said Rakesh Gangwal, chairman, president and chief executive officer for Worldspan. “We’re pleased to welcome an executive of Kevin’s caliber on board at Worldspan.”

Mooney previously held executive positions with leading telecommunications company Cincinnati Bell, Inc. (NYSE: CBB), formerly known as Broadwing, Inc., including chief executive officer, chief operating officer and chief financial officer. Mooney has also held financial management positions with Valuation Research Corporation, BellSouth Corporation and AT&T Corporation. More recently, he served as a consultant for a private equity investment firm.

Mooney holds a Bachelor of Science in Finance from Seton Hall University and an MBA in Finance from Georgia State University.

About Worldspan, L.P.

Worldspan is a leader in travel technology services for travel suppliers, travel agencies, e-commerce sites and corporations worldwide. Utilizing some of the fastest, most flexible and efficient networks and computing technologies, Worldspan provides comprehensive electronic data services linking approximately 800 travel suppliers around the world to a global customer base. Worldspan offers industry-leading Fares and Pricing technology such as Worldspan e-Pricing®, hosting solutions, and customized travel products. Worldspan enables travel suppliers, distributors and corporations to reduce costs and increase productivity with technology like Worldspan Go!® and Worldspan Trip Manager® XE. Worldspan is headquartered in Atlanta, Georgia. Additional information is available at worldspan.com.

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Statements in this release and the exhibits hereto which are not purely historical facts, including statements about forecasted financial projections or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Worldspan, L.P. (“the Company”) on the date this report was submitted. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to:  the Company’s revenue being highly dependent on the travel and transportation industries; airlines limiting their participation in travel marketing and distribution services; and other changes or events which impact the travel industry or the Company. More information on potential risks and uncertainties is available in the Company’s recent filings with the Securities and Exchange Commission, including the Company’s annual Form 10-K report, Form 10-Q, Forms 8-K, and Form S-1 Registration Statement.

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CONTACT: Kathy Falcone, Worldspan, 770-563-7956, email: kathyfalcone@centurytel.net